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                                                                      EXHIBIT 11

                             THE TJX COMPANIES, INC.
              DETAILED COMPUTATIONS OF NET INCOME PER COMMON SHARE
                            PRIMARY AND FULLY DILUTED
                                    ($000's)

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
                                                                         Fiscal Year Ended
                                               ----------------------------------------------------------------------
                                               January 25,   January 27,    January 28,    January 29,    January 30,
                                                      1997          1996           1995           1994           1993
                                                      ----          ----           ----           ----           ----
The computation of net income
    available and adjusted shares
    outstanding follows:
        Net income                             $   363,123  $     26,261   $     82,619   $    124,379   $    102,846

    Add (where dilutive):
        Tax effected interest and
        amortization of debt expense
        on convertible debt                             --            --             --             --          3,069
    Less:
        Preferred stock dividends                       --        (9,314)        (7,156)        (7,156)        (3,939)
                                               -----------  ------------   ------------   ------------   ------------

Net income used for primary and
    fully diluted earnings per share
    computation                                $   363,123  $     16,947   $     75,463   $    117,223   $    101,976
                                               ===========  ============   ============   ============   ============

Weighted average number of common
    shares outstanding                          76,090,958    72,480,593     73,150,681     73,458,973     70,234,156

    Add:
        Actual and assumed exercise of
           options that are common stock
           equivalents, net of treasury
           shares deemed to have been
           repurchased                             798,140       253,521        316,322        733,385        659,896

        Assumed exercise of convertible
           preferred stock for the
           period outstanding                   13,735,911       399,235             --             --             --

        Assumed exercise of convertible
           subordinated debentures for the
           period outstanding                           --            --             --             --      2,979,224
                                               -----------  ------------   ------------   ------------   ------------

Weighted average number of common and
    common equivalent shares outstanding,
    used for primary and fully diluted
    earnings per share calculation              90,625,009    73,133,349     73,467,003     74,192,358     73,873,276
                                               ===========  ============   ============   ============   ============
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